EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                OF PROPALMS, INC.
                              A NEVADA CORPORATION

PROPALMS, INC., a Nevada corporation (the "Corporation"), hereby amends its Certificate of Incorporation as follows:

     (1) Article 3 of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and amended to read as follows:

                                    ARTICLE 3

                                Authorized Stock

     1. Authorized Stock. This corporation is authorized to issue the following shares of capital stock:

     (a) Common Stock. The aggregate number of shares of Common Stock which the corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares, par value $0.0001 per share.

     (b) Preferred Stock. The aggregate number of shares of Preferred Stock which the corporation shall have the authority to issue is Twenty Million (20,000,000) shares, par value $0.0001 per share.

     2. Description of Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights, and are not subject to further calls or assessments once fully paid.

     Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the board of Directors out of funds legally available therefor, subject to any prior rights accruing to any holders of preferred stock of the Corporation. Upon liquidation or dissolution of the Corporation, holders of shares of Common Stock will be entitled to share proportionally in all assets available for distribution to such holders.

     3. Description of Preferred Stock. The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:

     (a) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

          (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (but not above the total number of authorized shares of Preferred Stock and, except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution by the Board of Directors;

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          (ii) the rate of dividends payable on shares of such series, the times of payment, whether dividends shall be cumulative, the conditions upon which and the date from which such dividends shall be cumulative;

          (iii) whether shares of such series can be redeemed, the time or times when, and the price or prices at which shares of such series shall be redeemable, the redemption price, terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

          (iv) the amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

          (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

          (vi) the rights, if any, of the holders of shares of such series to vote.

     (b) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be of equal rank and shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series.



     (2) The foregoing Amendment was adopted on June 4, 2007, by the duly authorized vote of the majority shareholders of the Corporation. Except as amended hereby, the rest and remainder of the Corporation's Certificate of Incorporation shall be and remain in full force and effect. The number of votes cast by the majority shareholders for the Amendment was sufficient for approval by the shareholders.

     (3) This Amendment shall become effective upon filing.

Dated this 4th day of June, 2007.
                                             DIRECTORS:

                                             /s/  Robert Zysblat
                                             ----------------------------------
                                                  Robert Zysblat

                                             /s/  Owen Dukes
                                             ----------------------------------
                                                  Owen Dukes